Exhibit 99.1

VSE Reports Financial Results for Fourth Quarter and Year Ended 2015
Positive Fourth Quarter Contributes to Annual Revenue and Operating Income Increases

Alexandria, Virginia, February 25, 2016 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and twelve-month periods ended December 31, 2015.

(in thousands, except per share data)
	Fourth Quarter Results			Twelve Month Results
	2015	2014	% Change	2015	2014	% Change
Revenues	$144,669	$94,951	52.4%	$533,982	$424,071	25.9%
Operating income	$15,116	$7,687	96.6%	$50,539	$36,930	36.9%
Net income	$7,745	$4,163	86.0%	$24,918	$19,365	28.7%
EPS (Diluted)	$1.43	$0.78	83.3%	$4.62	$3.61	28.0%

"We finished 2015 showing an improvement in our operating results over the prior year, said Maurice "Mo" Gauthier, VSE CEO. "The addition of our Aviation Group and the financial performance of our Supply Chain Management Group are the primary drivers behind our growth in 2015. Additionally, the financial performance of our Federal Services Group serving our traditional markets showed steady improvement as the year progressed. We believe the increasing revenues and operating profits reflected in our 2015 results suggest continued improvements in our overall performance in 2016."

Revenues were $144.7 million in the fourth quarter of 2015 compared to $95 million in the fourth quarter of 2014. For the full year, revenues were $534 million in 2015 compared to $424.1 million in 2014.  The increases were primarily due to the addition of our Aviation Group and growth of our Supply Chain Management Group. For the full year these increases were partially offset by revenue declines in our Federal Services and IT, Energy and Management Groups.

Operating income was $15.1 million for the fourth quarter of 2015 compared to $7.7 million in the fourth quarter of 2014. For the full year, operating income was $50.5 million in 2015 compared to $36.9 million in 2014. The increases in operating income were primarily attributable to the increases in our revenues, and to a more profitable mix of revenues resulting from our diversification of products and services.

Net income was $7.7 million for the fourth quarter of 2015, or $1.43 per diluted share, compared to $4.2 million, or $0.78 per diluted share for the fourth quarter of 2014.  Net income was $24.9 million for the full year of 2015, or $4.62 per diluted share, compared to $19.4 million, or $3.61 per diluted share for the full year of 2014.

Bookings and funded contract backlog in our Federal Services and IT, Energy and Management Consulting groups were $281 million for the twelve months of 2015 compared to revenue of $217 million for the same period. Funded contract backlog at December 31, 2015 was $238 million, compared to $214 million at September 30, 2015 and $193 million at December 31, 2014. We have seen an increase in new contract awards, including funding totaling approximately $193 million during the second half of 2015.

Non-GAAP Financial Information (unaudited)

For the fourth quarter and twelve-month periods ended December 31, 2015

($ in thousands)	Fourth Quarter Results			Twelve Month Results
	2015	2014	% Change	2015	2014	% Change
Net Income	7,745	4,163	86%	24,918	19,365	29%
Interest Expense	2,543	825	208%	9,544	3,983	140%
Income Taxes	4,828	2,473	95%	16,077	12,458	29%
Amortization of Intangible Assets	3,807	2,425	57%	15,576	10,048	55%
Depreciation and Other Amortization	2,519	2,071	22%	9,965	8,722	14%
EBITDA	21,442	11,957	79%	76,080	54,576	39%
Earn Out Adjustments (Income)/Expense	(609)	301	-	426	3,059	-
Acquisition Transaction Costs	130	905	-	618	1,114	-
Adjusted EBITDA	20,963	13,163	59%	77,124	58,749	31%

EBITDA was $21.4 million for the fourth quarter and $76.1 million for the twelve months of 2015, compared to $12 million for the fourth quarter and $54.6 million for the twelve months of 2014. Adjusted EBITDA was $21 million for the fourth quarter and $77.1 million for the twelve months of 2015, compared to $13.2 million for the fourth quarter and $58.7 million for the twelve months of 2014.

Capital Expenditures
Capital expenditures were $2.7 million for the fourth quarter and $10.6 million for the twelve months of 2015, compared to $0.7 million for the fourth quarter and $3.4 million for the twelve months of 2014. The increases were primarily related to the expansion of our Wheeler Bros., Inc. facilities.

Contract Award and Protest
In December 2015, we were awarded a task order under our TACOM TS3 Equipment Related Services contract to provide logistics support, maintenance, repair, overhaul, modification and upgrade of military vehicles and other equipment for the Red River Army Depot. The task order has a total potential value of $243.8 million over three and one half years, if all options are exercised, and is estimated to utilize more than 1,100 VSE and supporting subcontractor employees. The award was subsequently protested, and a ruling on the protest is expected in March or April 2016. We have not included this award in our bookings or funded contract backlog as of December 31, 2015.

Operational Highlights
•	The addition of our Aviation Group on January 28, 2015 provided a significant contribution to our 2015 results, including $119.7 million in revenue and $10.6 million in operating income.
•
Revenues from our Supply Chain Management Group increased by 14% for the twelve months of 2015 as compared to the same period of 2014. This increase included growth in supply chain support provided to commercial truck fleets.

•
On December 31, 2015, we acquired Ultra Seating Company for an initial purchase price of approximately $3.8 million. Ultra Seating provides specialized seating for heavy duty and light duty commercial trucks. Ultra Seating will be included in our Supply Chain Management Group and complements our Wheeler Bros., Inc. subsidiary by expanding our supply chain markets and establishing a distribution channel to better serve mission critical vehicle fleets.

•
The book to bill ratio of our Federal Services and IT, Energy and Management Consulting groups was 1.3 for the twelve months of 2015. The book to bill is a ratio of the bookings of $281 million divided by the revenues of $217 million for these two groups. The following is a summary of previously reported fourth quarter awards:

o
Our Federal Services Group was awarded several task orders to provide In-Country Technical Assist Team (ICTAT) and Continental United States (CONUS) Project Management support under our Foreign Military Sales (FMS) Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program. The combined value of the task orders is $62 million.

o
Our Federal Services Group was also awarded a contract in December 2015 to remanufacture up to 175 M915A3 trucks provided by Red River Army Depot (RRAD). The firm-fixed-price award has a period of performance of 12 months and total award of up to $23 million.

o
Our Energetics subsidiary was awarded a Basic Ordering Agreement (BOA) from U-T Battelle, LLC for support to the U.S. Department of Energy's Oak Ridge National Laboratory (ORNL). This BOA is a five year award with a ceiling of $10 million.

o
Our Akimeka subsidiary was awarded a subcontract by the successful incumbent on the recompete of its contract to operate and maintain the government-owned, contractor-operated Global Service Center for the Defense Health Agency (DHA), Health Information Technology Directorate. The contract has a base period of one year plus four one-year options, and a total value for Akimeka of $6.3 million.

About VSE
Established in 1959, VSE is a diversified logistics and services company with experience in providing solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2015, which we expect to file with the U.S. Securities and Exchange Commission (SEC) on or about March 3, 2016 for further information and analysis of VSE's financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Non-GAAP Financial Information
This earnings release contains financial measures above under the caption "Non-GAAP Financial Information (unaudited)" that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations and transaction costs associated with acquisitions. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items.  They should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.